Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

	For Month Ended April 30, 2009 UNAUDITED
Statement of Income	Month (A Units)	Year to Date (A Units)

Trading Income (Loss):
Realized Trading Income (Loss)	$(918,461)	$(2,283,515)
Change in Unrealized Income (Loss)	21,175	(778,832)
Foreign Currency Transaction Income (Loss)	464	34,251

Net Trading Income (Loss)	(896,822)	(3,028,096)

Other Income
Interest Income	4,341	23,197

Total Income (Loss)	4,341	23,197

Expenses
Advisory Incentive Fees	-	13,006
Management Fees	105,093	434,166
Organization and Offering Expenses	29,589	131,158
Administrative Expenses	88,765	548,475
Brokerage Expenses	217,019	949,154

Total Expenses	440,466	2,075,959

Net Income (Loss)	$(1,332,947)	$(5,080,858)

Statement of Changes in Net Asset Value

Beginning Balance	70,339,498	80,039,618
Additions	-	-
Net Income (Loss)	(1,332,947)	(5,080,858)
Transfers from Class A to Class B	-	(1,051,674)
Redemptions	(671,911)	(5,572,446)

Balance at April 30, 2009	$68,334,640	$68,334,640
Total Units Held at End of the Period		613,174
Net Asset Value Per Unit		$111.44
Rate of Return	-1.90%	-6.66%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER JULY 31, 2009

	For Month Ended April 30, 2009 UNAUDITED
Statement of Income	Month (B Units)	Year to Date (B Units)

Trading Income (Loss):
Realized Trading Income (Loss)	$(12,775)	$(30,709)
Change in Unrealized Income (Loss)	295	(10,289)
Foreign Currency Transaction Income (Loss)	7	426

Net Trading Income (Loss)	(12,473)	(40,572)

Other Income
Interest Income	60	316

Total Income (Loss)	60	316

Expenses
Advisory Incentive Fees	-	158
Management Fees	1,462	5,896
Organization and Offering Expenses	411	1,842
Administrative Expenses	1,235	7,203
Brokerage Expenses	1,412	6,266

Total Expenses	4,520	21,365

Net Income (Loss)	$(16,933)	$(61,621)

Statement of Changes in Net Asset Value

Beginning Balance	978,362	-
Additions	-	-
Net Income (Loss)	(16,933)	(61,621)
Transfers from Class A to Class B	-	(1,051,674)
Redemptions	(53,057)	(81,681)

Balance at April 30, 2009	$908,372	$908,372
Total Units Held at End of the Period		8,097
Net Asset Value Per Unit		$112.18
Rate of Return	-1.73%	-6.04%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER JULY 31, 2009